Exhibit 99.1

Corporate Headquarters 9009 Carothers Parkway, Suite C-2 Franklin, Tennessee 37067

Investor Contacts:
	Tony James	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc
	tjames@medquist.com	tripp.sullivan@cci-ir.com
	(615) 261-1509	(615) 324-7335
MEDQUIST HOLDINGS ANNOUNCES PROPOSED EXCHANGE OFFER AND
SHORT-FORM MERGER FOR REMAINING MEDQUIST INC. SHARES
Franklin, TN, August 15, 2011 — MedQuist Holdings Inc. (NASDAQ: MEDH), a leading provider of integrated clinical documentation solutions for the U.S. healthcare system, announced its intention to commence an exchange offer (the “Second Exchange Offer”) during the third quarter of 2011 for all the issued and outstanding shares of MedQuist Inc. common stock (“MedQuist Inc.”) that it does not currently own on the same terms as the public exchange offer initiated on February 3, 2011 (“Initial Exchange Offer”). The Company and its affiliates currently own approximately 97% of the outstanding shares of MedQuist Inc. common stock.
In the Initial Exchange Offer, each share of MedQuist Inc. common stock tendered and accepted was exchanged for one share of MedQuist Holdings common stock. Immediately following the Second Exchange Offer, the Company plans to conduct a short-form merger to acquire any remaining shares not tendered and accepted in the Second Exchange Offer. The Second Exchange Offer and the short-form merger are expected to be completed by the end of the fourth quarter of 2011.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The offer to exchange the Company’s shares for MedQuist Inc. shares, if made, will only be made pursuant to a Registration Statement on Form S-4, a letter of transmittal and related offer documents to be filed by the Company with the SEC. INVESTORS AND SECURITY HOLDERS OF MEDQUIST INC. ARE URGED TO READ SUCH REGISTRATION STATEMENT ON FORM S-4 AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONTEMPLATED EXCHANGE OFFER AND MERGER. UPON FILING WITH THE SEC, THE REGISTRATION STATEMENT AND RELATED DOCUMENTS WILL BE AVAILABLE FREE ON THE SEC’S WEBSITE (HTTP://WWW.SEC.GOV). Holders of MedQuist Inc. shares will need to make their own decision whether to tender shares in the contemplated exchange offer. Neither MedQuist Inc. nor any other person is making any recommendation as to whether or not holders of MedQuist Inc. shares should tender their shares for exchange in the contemplated exchange offer.
About MedQuist
MedQuist is a leading provider of medical transcription services, and a leader in technology-enabled clinical documentation workflow. MedQuist’s enterprise solutions — including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors — help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit www.medquist.com.

Phone: 615.798.6000	Fax: (866) 796-5127	www.medquist.com

MEDH Exchange Offer

August 15, 2011
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements include, without limitation, statements regarding the terms of the transactions described herein and any other statements that are not historical facts. These risks and uncertainties include the timing and satisfaction of conditions for the proposed transactions. Other risks and uncertainties relating to our business and our financial condition are more fully described in documents filed by us with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
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Phone: 615.798.6000	Fax: (866) 796-5127	www.medquist.com